UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 30, 2012
ZAP.COM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27729	76-0571159
(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 27th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 906-8555
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2012, pursuant to the previously announced Transition Services Agreement, dated February 15, 2012, between Harbinger Group Inc., the registrant’s parent company (“HGI”), and Francis T. McCarron, the registrant’s Executive Vice President and Chief Financial Officer, Mr. McCarron resigned from his position as the Executive Vice President and Chief Financial Officer of the registrant.

Concurrently with such resignation, the registrant appointed Thomas A. Williams as Executive Vice President and Chief Financial Officer of the registrant.  Mr. Williams and HGI have entered into an employment agreement pursuant to which Mr. Williams serves as Executive Vice President and Chief Financial Officer of HGI. The registrant is not separately compensating Mr. Williams for the services he will perform for the registrant.

Mr. Williams, age 52, has been the Chief Financial Officer and Executive Vice President of HGI since March 2012. Prior to becoming Chief Financial Officer of HGI, Mr. Williams served as President and Chief Executive Officer of RDA Holding Co. (“RDA Holding”) and its subsidiary Reader’s Digest Association, Inc. (“Reader’s Digest”) from April 2011 until September 2011. He was also a member of RDA Holding’s board of directors and its executive committee from May 2011 until September 2011. Previously, Mr. Williams had served as RDA Holding’s and Reader’s Digest’s Chief Financial Officer since February 2009. Before joining RDA Holding’s and Reader’s Digest, Mr. Williams served as Executive Vice President and Chief Financial Officer for Affinion Group Holdings, Inc. from January 2007 until February 2009. Previously Mr. Williams spent more than 21 years with AT&T, Inc., where he held a progression of senior financial and officer positions including Chief Financial Officer of AT&T Networks. None of the companies Mr. Williams worked with before joining the registrant is an affiliate of the registrant.

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SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP.COM CORPORATION
Date: March 30, 2012	By:	/s/ Omar Asali
		Name:	Omar Asali
		Title:	Director

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